Skowhegan Savings to Purchase Five Branches in Franklin County from Camden National Bank

SKOWHEGAN and CAMDEN, Maine, May 29, 2013 /PRNewswire/ -- Skowhegan Savings and Camden National Bank, a subsidiary of Camden National Corporation (NASDAQ: CAC), jointly announced that the two banks have entered into a definitive agreement for Skowhegan Savings to purchase Camden National's Farmington, Kingfield, Phillips, Rangeley and Stratton branches. Also included in the transaction are the branch deposits, business loans and certain consumer loans. The sale is expected to be completed in the fourth quarter of 2013, subject to regulatory approval.

Headquartered in Skowhegan, Maine, Skowhegan Savings has provided community banking services to the people and businesses of Central and Western Maine since 1869. The bank currently has 10 branches covering Somerset, Kennebec, and Penobscot Counties.

"I am excited to bring our brand of community banking to Franklin County," said John Witherspoon, President and Chief Executive Officer of Skowhegan Savings. Witherspoon and Skowhegan Savings both share a long history of serving the banking needs of the people and businesses of Franklin County. "As a resident of the town of Kingfield, I am looking forward to expanding our franchise into Franklin County," said Witherspoon. "The purchase of the five branches will offer our customers additional banking locations and solidifies our presence in Western Maine."

Skowhegan Savings plans to retain all employees and will work closely with Camden National to ensure a smooth transition for customers. Witherspoon indicated that the Phillips and Stratton branches, which Camden National Bank recently announced would close on June 28, 2013, will now remain open under Skowhegan's ownership.

"This is mutually beneficial and a unique opportunity for both banks to reposition themselves for the future as the landscape of banking changes," said Gregory A. Dufour, President and Chief Executive Officer of Camden National Bank. "This also benefits customers and communities of each institution by strengthening each organization's commitment to Maine-based community banking."

Over the next several weeks, Camden National and Skowhegan Savings will be communicating directly with customers at the affected branches to guide them through the process and assist with any questions that they may have.

Skowhegan Savings will acquire deposits of approximately $86.9 million, loans of $43.7 million and real estate and equipment of $600,000 from Camden National. The purchase price represents a 3.5% premium on deposits, par value on the loan portfolio and book value for the real estate.

About Skowhegan Savings
Skowhegan Savings, founded in 1869, is an independent mutual savings bank dedicated to strengthening the Maine families, businesses and communities it serves. Named as one of Maine's Best Places to Work over the last four years, Skowhegan Savings' team of friendly, committed employees takes pride in delivering personalized, competitive banking services offering straight forward banking advice and fair deals for customers. An innovative and progressive approach to banking ensures their customers enjoy a banking experience that is quick, easy and convenient. Skowhegan Savings' ten Maine branches include two locations in Skowhegan, as well as locations in Belgrade, Bingham, Dexter, Fairfield, Jackman, Madison, Norridgewock, and Pittsfield. For more information, visit www.SkowheganSavings.com or contact Customer Service at 800-303-9511.

About Camden National Corporation
Camden National Corporation (NASDAQ: CAC), recently recognized by Forbes as one of "America's Most Trustworthy Companies" in 2012 and 2013,* is the holding company employing more than 500 Maine residents for two financial services companies including Camden National Bank and the wealth management company, Acadia Trust, N.A. Camden National Bank is a full-service community bank with a network of 49 banking offices throughout Maine. Acadia Trust offers investment management and fiduciary services with offices in Portland, Bangor and Ellsworth. Located at Camden National Bank, Camden Financial Consultants offers full-service brokerage and insurance services. * From Forbes.com March 18, 2013. © 2013 Forbes.com LLC. All rights reserved. Used by permission and protected by the Copyright Laws of the United States.

Forward-Looking and Cautionary Statements
Certain statements in this document may be considered forward-looking statements under the Private Securities Litigation Reform Act of 1995, including certain plans, expectations, goals, projections, and statements, which are subject to numerous risks, assumptions, and uncertainties. Forward-looking statements can be identified by the use of the words "believe," "expect," "anticipate," "intend," "estimate," "assume," "plan," "target," or "goal," or future or conditional verbs such as "will," "may", "might", "should," "would", "could" and other expressions which predict or indicate future events or trends and which do not relate to historical matters. Such statements are based on current expectations only, and are subject to certain risks, uncertainties and assumptions, many of which are beyond our control. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, including risks, assumptions and uncertainties relating to the acquired branches, completion of the transaction, regulatory approvals for the transaction, integration of the acquired branches and related operations and any required or planned divestitures and the related process, actual results, performance or achievements may vary materially from those anticipated, estimated or projected. More information about the factors that could cause actual results to materially differ is contained in our filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: John Witherspoon, President, and Chief Executive Officer, Skowhegan Savings, (207) 858-2563, jwitherspoon@skowsavings.com; or Jennifer Roper, Vice President, Marketing, Camden National Corporation, (207) 230-2118, jroper@camdennational.com